Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-206640

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated January 27, 2017, as supplemented by Prospectus Supplement No. 1 dated March 9, 2017, Prospectus Supplement No. 2 dated May 5, 2017 and Prospectus Supplement No. 3 dated August 4, 2017)

5,000,000 Shares of Beneficial Interest

SPDR® LONG DOLLAR GOLD TRUST, A SERIES OF WORLD

CURRENCY GOLD TRUST

This Prospectus Supplement No. 4 (“Supplement No. 4”) supplements and amends our Prospectus dated January 27, 2017 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 9, 2017, Prospectus Supplement No. 2 dated May 5, 2017 and Prospectus Supplement No. 3 dated August 4, 2017. Supplement No. 4 should be read together with the Prospectus.

Effective immediately, the following disclosure is hereby added after the last paragraph of the “Trading of Fund Shares” section of the Prospectus:

The Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may directly or indirectly make cash payments to certain broker-dealers for participating in activities that are designed to make registered representatives and other professionals more knowledgeable about exchange traded products, including the Fund, or for other activities, such as participation in marketing activities and presentations, educational training programs, conferences, the development of technology platforms and reporting systems. As of July 1, 2017, the Sponsor and/or Marketing Agent had arrangements to make payments, other than for the educational programs and marketing activities described above, to Charles Schwab & Co., Inc. (“Schwab”). Pursuant to the arrangement with Schwab, Schwab has agreed to promote certain ETFs/ETPs to their customers and not to charge certain of their customers any commissions when those customers purchase or sell shares of participating ETFs/ETPs. Payments to a broker-dealer or intermediary may create potential conflicts of interest between the broker-dealer or intermediary and its clients. These amounts, which may be significant, are paid by the Sponsor and/or Marketing Agent from their own resources and not from the assets of the Fund. In addition, the Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may also reimburse expenses or make payments from their own assets to other persons in consideration of services or other activities that they believe may benefit the Marketing Agent’s business or facilitate investment in the Fund.

Shares of the SPDR® Long Dollar Gold Trust are listed on NYSE Arca under the symbol “GLDW.”

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 16 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or determined if the Prospectus or this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 4 is September 18, 2017.